FOR IMMEDIATE RELEASE

Contact:      Carol DiRaimo, Vice President of Investor Relations
              (913) 967-4109

           Applebee's International Reports September Comparable Sales

OVERLAND  PARK,  KAN.,  October  3,  2007  --  Applebee's  International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the five-week period ended September 30, 2007.

System-wide domestic comparable sales increased 0.6 percent for the September period, while comparable sales for domestic franchise restaurants increased 0.5 percent. Comparable sales for company restaurants increased 0.7 percent, reflecting a decrease in guest traffic of approximately 3.0 percent, combined with a higher average check.

The company noted that there were two additional weeks of television advertising in the period as compared to last year, and that the current Ultimate Trios promotion has been very popular with guests. In addition, company sales and traffic in the last two weeks of the period benefited from the drop of a free-standing insert (FSI) on September 16 in markets representing approximately 75 percent of company restaurants. The FSI featured an introductory trial incentive for a free Dessert Shooter (valued at $1.99) with the purchase of an entree on one side and Ultimate Trios on the reverse side. The company estimates that the FSI positively impacted comparable sales and traffic at company restaurants by approximately 1 percent in the period.

System-wide  domestic  comparable  sales for the third quarter of 2007 decreased
0.3 percent. Comparable sales for company restaurants decreased 0.2 percent and domestic franchise restaurant comparable sales decreased 0.4 percent for the quarter. System-wide domestic comparable sales for the year-to-date period through September have decreased 1.8 percent, with domestic franchise restaurant comparable sales down 1.7 percent and company comparable restaurant sales down
2.0 percent.

The company expects to release complete third quarter 2007 results the week of October 29, 2007.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of September 30, 2007, there were 1,953 Applebee's restaurants operating system-wide in 49 states, 17 international countries, and one U.S. territory, of which 510 were company-owned. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

                                      # # #